EXHIBIT 99.2

                                      FOR:   Consolidated Graphics, Inc.

                              APPROVED BY:   Ronald E. Hale, Jr.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                  CONTACT:   Betsy Brod/Jonathan Schaffer
                                             Media: Merridith Ingram/Eileen King
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                     MCKAY PRESS, INC. OF MIDLAND, MICHIGAN

     HOUSTON, TEXAS - November 13, 1998 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed the acquisition of McKay Press, Inc., a full-service, premium commercial printing company serving the Midland, Michigan area for over 90 years. McKay Press will continue to be led by the company's President, Elsa McNamara. This acquisition is part of a four-company announcement made on July 31, 1998. Other terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, said, "As a result of the efforts of Elsa McNamara and her highly skilled staff, McKay Press has enjoyed a long-standing reputation as a leading printer in central Michigan. By investing in the latest technology and diversifying and expanding the breadth of services to their customers, McKay Press has continuously demonstrated a dedication to growth and innovation that is characteristic of the companies we want as part of Consolidated Graphics."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 50 companies with annualized revenues in excess of $580 million.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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